Exhibit 10.4

Name:
Target Number of PSUs subject to Vesting and Performance Conditions:
Date of Grant:

Trinseo PLC

Amended & Restated 2014 Omnibus Incentive Plan

Performance Award Stock Unit Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units subject to performance conditions (hereinafter referred to as Performance Award Stock Units or “PSUs”) granted by Trinseo PLC (the “Company”) to the undersigned (the “Grantee”) pursuant to the Trinseo PLC Amended & Restated 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.Grant of PSUs.  On the date of grant set forth above (the “Grant Date”) the Company granted to the Grantee an award consisting of the right to receive, on the terms provided herein and in the Plan and the performance conditions specified in Schedule A, one share of Stock with respect to each PSU forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The grant of the PSUs is a one-time benefit and does not create any contractual or other right for the Grantee to receive a grant of PSUs or benefits in lieu of PSUs in the future.

The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares of Stock to the Grantee (if any). The Grantee is not entitled to vote any shares of Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to the Grantee hereunder.  The Grantee shall have the rights of a shareholder only as to those shares of Stock, if any, that are delivered under this Award.

2.Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
3.Dividend Equivalents.  During the period beginning on the Grant Date and ending on the date that shares of Stock are issued in settlement of vested PSUs, the Grantee will accrue dividend equivalents on the PSUs (ultimately settled after adjustment for actual performance) equal to any cash dividend or cash distribution that would have been paid on the PSU had that PSU been an issued and outstanding share of Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the PSU  to which they relate (and will be payable with respect to any shares of Stock that are issued or that are withheld pursuant to Section 9 in order to satisfy Grantee’s Tax-Related Items), (ii) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (iii) will not bear or accrue interest. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes as provided in Section 9. Upon the forfeiture of the PSUs, any accrued dividend equivalents attributable to such PSUs will also be forfeited.

Exhibit 10.4

4.Vesting, etc.
(a)Except as otherwise provided in this section, both performance and service vesting requirements must be satisfied before the Grantee can vest in the PSUs. With certain exceptions noted below, the Grantee will vest in the PSUs under this Agreement only if the Grantee’s Employment continues through the third anniversary of the Grant Date (“Service Vesting Date”) and the Company achieves the performance targets specified in Schedule A. The number of PSUs that will vest will be equal to the number of Banked Units earned pursuant to Schedule A as of the Service Vesting Date. Except as provided in sections (b) and (c) below, if the Grantee’s Employment with the Company terminates for any reason prior to the Service Vesting Date, the Award will be automatically and immediately forfeited upon such termination. See Schedule 1 for an example of vesting of Banked Units.
(b)If the Grantee’s Employment terminates due to his or her Retirement (as defined below), death or Permanent Disability, in each case, prior to the Service Vesting Date, the Award, to the extent then outstanding, will be treated as follows:
i.	If the Grantee’s Employment terminates as a result of the Grantee’s Retirement (as defined below), upon such termination, the Grantee will be deemed to have met the service vesting requirements under this Award and will be eligible to receive a number of PSUs equal to (X) multiplied by (Y), where: (X) equals the total number Banked Units to which the Grantee would be entitled based upon actual performance during each Performance Period as described in Schedule A, and (Y) is the ratio, the numerator of which is the number of full months occurring between the Grant Date and the date of Grantee’s Retirement, and the denominator of which is thirty-six (36). For purposes hereunder, “Retirement” means a retirement from active Employment after the Grantee has attained age 55 with at least 10 years of continuous service with the Company, or its predecessor entity, The Dow Chemical Company, or any of its subsidiaries, or as defined in the Grantee’s employment or other agreement with the Company.
ii.	If the Grantee’s Employment is terminated due to his or her death or by the Company due to his or her Permanent Disability, upon such termination, the Grantee will be eligible to receive a number of PSUs equal to (X) multiplied by (Y), where: (X) equals the total number of Eligible Units to which the Grantee would be entitled based upon Target performance during each Performance Period as described in the performance matrix set forth in Schedule A, and (Y) is the ratio, the numerator of which is the number of full months occurring between the Grant Date and the date of Grantee’s death or date of termination due to Permanent Disability, and the denominator of which is thirty-six (36).
(c)If, within the twenty-four (24)-month period following the occurrence of a Change in Control (as defined below), the Grantee’s Employment is terminated by the Company other than for Cause or, if the Grantee is otherwise subject to an effective employment or other individual agreement with the Company that provides the Grantee with the ability to terminate his or her employment for “good reason,” by the Grantee for “good reason” (with such term having the meaning ascribed thereto in the employment or other individual agreement, if any, between the Grantee and the Company for so long as such agreement is in effect), upon such termination, the Award, to the extent then outstanding, and regardless of whether the award is to be settled in

Exhibit 10.4

shares of another entity, will result in truncated Performance Periods used to measure the performance criteria (to the extent measurable). The Performance Periods will be deemed to end on the effective date of the Change in Control and a determination of performance as provided in Schedule A will be made using the revised Performance Periods, though the amount determined for performance will at least equal the “Target” performance level for the truncated Performance Periods as set forth in the table in Schedule A.

For purposes of this Agreement, “Change in Control” means the first to occur of any of the following events:

i.	an event in which any “person,” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

ii.	the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (1) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 50% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

iii.	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under the Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

Exhibit 10.4

5.Delivery of Stock.  Subject to Section 9(b), the Company shall, as soon as practicable following the vesting of the PSUs or any portion thereof as provided in Section 4(a), (b) or (c) of this Agreement (but in no event later than thirty (30) days following the date on which such PSUs, or any portion thereof, vest) effect delivery of the Stock with respect to such vested PSUs, or any portion thereof, to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s beneficiary, which for purposes hereunder shall be (a) if permitted by the Administrator, the person(s) who has been designated by the Grantee in writing in a form and manner acceptable to the Administrator to receive the Award in the event of the Grantee’s death or (b) in the event no beneficiary designation has been made by the Grantee, the Grantee’s estate). No Stock will be issued pursuant to this Award unless and until the Compensation Committee completes the written certification set forth in Section 6 below and all legal requirements applicable to the issuance or transfer of such Stock have been complied with to the satisfaction of the Administrator, including, the for the avoidance of doubt to the extent required by Irish law, the payment by the Grantee to the Company of an amount in cash equal to the aggregate par value of the shares of Stock to be delivered in respect of the vested PSUs on, or within thirty (30) days of, the settlement of shares of Stock. The actual amount the Grantee will be required to pay will be determined at the time that the Award is settled with shares of Stock.
6.Forfeiture; Recovery of Compensation. By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights (and those of any permitted transferee) under the Award or to any Stock acquired under the Award or any proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Without limiting the foregoing, the Administrator may recover Performance Award Stock Units, or shares granted upon settlement of Performance Award Stock Units, in accordance with the Company’s Policy for Recoupment of Incentive Compensation (as may be amended from time to time) or as otherwise required by applicable law or applicable stock exchange listing standards. Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.
7.Nontransferability.  Neither the Award nor the PSUs may be transferred except at death in accordance with Section 6(a)(3) of the Plan.
8.Responsibility for Taxes & Withholding.  Regardless of any action the Company or any of its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates.  The Grantee further acknowledges that the Company and/or its Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the issuance of Stock upon settlement of the PSUs, the subsequent sale of Stock acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy all Tax-Related Items.

Exhibit 10.4

In this regard, the Grantee authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)withholding from the Grantee’s wages/salary or other cash compensation paid to the Grantee by the Company and/or its Affiliates; or

(ii) withholding from proceeds of the Stock acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or

(iii) withholding in Stock to be issued upon vesting/settlement of the PSUs provided, however, that if the Grantee is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Company will withhold in shares of Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

To avoid negative accounting treatment, the Company and/or its Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock attributable to the vested PSUs, notwithstanding that a number of share are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

The Grantee shall pay to the Company and/or its Affiliates any amount of Tax-Related Items that the Company and/or its Affiliates may be required to withhold or account for as a result of the Grantee’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

By accepting this grant of PSUs, the Grantee expressly consents to the methods of withholding Tax-Related Items by the Company and/or its Affiliates as set forth herein, including the withholding of Stock and the withholding from the Grantee’s wages/salary or other amounts payable to the Grantee.  All other Tax-Related Items related to the PSUs and any Stock delivered in satisfaction thereof are the Grantee’s sole responsibility.

9.Other Tax Matters.
(a)	The Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” under U.S. federal tax laws with respect to the Award.
(b)	If, at the time of the Grantee’s termination of employment, the Grantee is a “specified employee,” as defined below, to the extent required by Section 409A, any and all amounts payable on account of the Grantee’s separation from service that constitute deferred

Exhibit 10.4

compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Grantee’s death. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
10.Effect on Employment.  Neither the grant of the PSUs, nor the delivery of Stock upon vesting of any portion thereof, will give the Grantee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.
11.Acknowledgements.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award and the PSUs are subject in all respects to, the terms of the Plan.  The Grantee further acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.
12.Authorization to Release and Transfer Necessary Personal Information. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Affiliates may hold certain personal information about the Grantee including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of PSUs and/or Stock held and the details of all PSUs or any other entitlement to Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan (the “Data”).  The Grantee understands that the Data may be transferred to the Company or any of the Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of PSUs under the Plan or with whom Stock acquired pursuant to the vesting of the PSUs or cash from the sale of such Stock may be deposited.  Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or the Affiliates or to any third parties is

Exhibit 10.4

necessary for his or her participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting his or her local human resources representative in writing.  The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the PSUs, and his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Grantee’s employer (the “Employer”), the Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Employer.

13.Electronic Delivery and Execution.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Grantee understands that, unless revoked by the Grantee by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Grantee also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.
14.Appendix.  Notwithstanding any provision of the Agreement to the contrary, this PSU grant and the Stock acquired under the Plan shall be subject to any and all special terms and provisions as set forth in the Appendix, if any, for the Grantee’s country of residence (and country of employment, if different). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of the Agreement.
15.Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

TRINSEO PLC

By:

Name:

Title:

Dated:

Acknowledged and Agreed:

By:

Signature Page to Performance Stock Unit Agreement

Exhibit 10.4

SCHEDULE A

The number of PSUs to which the Grantee will be entitled if the Grantee satisfies the applicable service requirements will be calculated by the Committee (or sub-committee thereof) based on the Company’s “Relative Total Stockholder Return” (as defined below). Specifically, if the Grantee satisfies the applicable service requirements, the Committee shall calculate the number of Banked Units earned during each Performance Period by (x) multiplying the Grantee’s Target Number of PSUs by the applicable percentage set forth in each of section (a)-(d) below for each Performance Period (the “Eligible Units”), and (y) multiplying the number of Eligible Units by the applicable percentage determined as set forth below based on the Company’s Relative Total Stockholder Return results for the specified Performance Period. As noted in the Terms and Conditions to this Agreement, special rules apply under certain circumstances, such as death, Permanent Disability, Change in Control and Retirement.

For purposes of this Agreement, the term “Banked Unit” means a PSU that has been tentatively credited for the Grantee’s benefit based on the Grantee’s service through a specified date and the satisfaction of applicable performance conditions as provided below, provided however, that a Banked Unit will not represent a vested PSU except to the extent provided in Section 4. Shares associated with vested PSUs shall only become deliverable, in accordance with Section 5.

For purposes of this Agreement, the term “Performance Period” shall mean the following periods, and Banked Units shall be calculated as follows:

(a)	Calendar Year 2024. Subject to the Grantee’s continued Employment by the Company or any of its Affiliates through December 31, 2024, 15% of the Target Number of PSUs shall become Banked Units, subject to adjustment based upon the Company’s Total Stockholder Return (as defined below) relative to the Total Stockholder Return of the Comparator Group (as defined below) from January 1, 2024 until December 31, 2024 in accordance with the Relative Total Stockholder Return Table in Schedule A.
(b)	Calendar Year 2025. Subject to the Grantee’s continued Employment by the Company or any of its Affiliates through December 31, 2025, 15% of the Target Number of PSUs shall become Banked Units, subject to adjustment based upon the Company’s Total Stockholder Return (as defined below) relative to the Total Stockholder Return of the Comparator Group (as defined below) from January 1, 2025 until December 31, 2025 in accordance with the Relative Total Stockholder Return Table in Schedule A.
(c)	Calendar Year 2026. Subject to the Grantee’s continued Employment by the Company or any of its Affiliates through December 31, 2026, 15% of the Target Number of PSUs shall become Banked Units, subject to adjustment based upon the Company’s Total Stockholder Return (as defined below) relative to the Total Stockholder Return of the Comparator Group (as defined below) from January 1, 2026 until December 31, 2026 in accordance with the Relative Total Stockholder Return Table in Schedule A.
(d)	Cumulative Period 2024–2026. Subject to the Grantee’s continued Employment by the Company or any of its Affiliates through December 31, 2026, 55% of the Target Number of PSUs shall become Banked Units, subject to adjustment based upon the Company’s Total Stockholder Return (as defined below) relative to the Total Stockholder Return of the Comparator Group (as

Exhibit 10.4

defined below) from January 1, 2024 until December 31, 2026 in accordance with the Relative Total Stockholder Return Table.

The following table shall apply for calculating this Award:

Relative Total Stockholder Return Over Each Performance Period

Performance Level	Payout Level (% of Target)	Relative TSR Ranking
Maximum*	200%	75th percentile
Target	100%	50th percentile
Threshold	50%	25th percentile

The maximum percentage by which the Grantee’s Target Number of PSUs is multiplied cannot exceed 200% and no PSUs shall become Banked Units unless the Company’s Relative Total Stockholder Return performance for the specified period is equal to or greater than the level required to earn an award of 50% of the Eligible Units for such period. Notwithstanding the above: (I) in the event that the Company’s Total Stockholder Return during any Performance Period is negative, the number of vested PSUs due to the Grantee cannot exceed 100% of the Grantee’s Eligible Units for such period, and (II) the fair market value of the total number of shares of Stock due to be delivered to the Grantee following the vesting of all Banked Units pursuant to Section 4 of the Agreement (determined on the certification date of the Award) shall not exceed 300% of the total fair market value of the shares of Stock attributable to the Eligible Units (determined as of the Grant Date).

If the Company’s Relative Total Stockholder Return performance falls between designated levels of performance set forth in the above table, the percentage by which the Grantee’s Eligible Units is multiplied will be calculated by linear interpolation.

Relative Total Stockholder Return shall mean the percentile ranking of the Company’s Total Stockholder Return (as defined below) measured relative to each company in the Comparator Group’s Comparator Total Stockholder Return (as defined below) during each Performance Period. The “Comparator Group” shall consist of all Chemical and Basic Materials companies in the S&P 600 Small Cap Index at the start of each Performance Period. Companies in the Comparator Group that are acquired during a Performance Period and are no longer publicly traded at the end of a Performance Period will be removed from the Comparator Group for such Performance Period. Any company in the Comparator Group which declares bankruptcy, is liquidated or is otherwise delisted during the relevant Performance Period shall remain in the Comparator Group and such company’s performance shall be considered to have been at the bottom of the Comparator Group. The Comparator Group companies for the initial Performance Period are set forth on the next page.

The percentile ranking of the Company’s Relative Total Stockholder Return shall be that fraction which is calculated by dividing the number of companies in the Comparator Group whose Comparator Total Stockholder Return performance is exceeded by the Company (based on the Total Stockholder Return) by the total number of companies in the Comparator Group.

Except as noted in this Schedule A, no adjustments for extraordinary items shall be made when calculating Relative Total Stockholder Return.

Exhibit 10.4

Total Stockholder Return shall mean the percentage rate of growth during each relevant Performance Period of an investment of $1,000 in shares of Stock on the first day of each such Performance Period, assuming reinvestment of all dividends paid during each such Performance Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Comparator Total Stockholder Return for an applicable company in the Comparator Group shall mean the percentage rate of growth during each relevant Performance Period of an investment of $1,000 in shares of the common stock of the applicable company in the Comparator Group on the first day of each Performance Period, assuming reinvestment of all dividends paid during each Performance Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Total Stockholder Return for the Company or any applicable company in the Comparator Group shall be measured based on the average fair market value (“FMV”) of the applicable share of stock for the thirty (30) trading days following the commencement of the Performance Period as compared to the average FMV of the same shares for the last thirty (30) trading days prior to the Service Vesting Date.  The FMV of the Company’s Stock or of a share of the common stock of a company in the Comparator Group shall mean the closing price of a share of that stock on the New York Stock Exchange or other national stock exchange on which that stock is actively traded for that date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select.

Exhibit 10.4

Example of Banked Vesting over Performance Period

I. Grantee’s Employment continues through the Service Vesting Date

A.	Company achieves at least Threshold Relative Shareholder Return for all Performance Periods

Hire Date:	1-Jan-2000				Retirement Date:		n.a.
Target Units Granted:	12,000				Grant Date:		21-Feb-2024

Grant Year	Performance Period	Weight	Units Eligible	Payout[1]	Weighted Payout	Banked Units	Forfeited Units	Shares Delivered (at vest)
2024	2024	15%	1,800	100%	15.0%	1,800	0	1,800
	2025	15%	1,800	120%	18.0%	2,160	0	2,160
	2026	15%	1,800	180%	27.0%	3,240	0	3,240
	2024-2026	55%	6,600	200%	110.0%	13,200	0	13,200
	Totals	100%	12,000		170.0%	20,400	0	20,400

B.	Company does not achieve at Threshold Relative Shareholder Return for two Performance Periods

Hire Date:	1-Jan-2000				Retirement Date:		n.a.
Target Units Granted:	12,000					Grant Date:	21-Feb-2024
Grant Year	Performance Period	Weight	Units Eligible	Payout[1]	Weighted Payout	Banked Units	Forfeited Units	Shares Delivered (at vest)
2024	2024	15%	1,800	0%	0.0%	0	0	0
	2025	15%	1,800	60%	9.0%	1,080	0	1,080
	2026	15%	1,800	0%	0.0%	0	0	0
	2024-2026	55%	6,600	50%	27.5%	3,300	0	3,300
	Totals	100%	12,000		36.5%	4,380	0	4,380

Exhibit 10.4

II. Grantee Retires in December 2025

A.	Company achieves at least Threshold Relative Shareholder Return for all Performance Periods

Hire Date:	1-Jan-2000				Retirement Date:		31-Dec-2025
Target Units Granted:	12,000					Grant Date:	21-Feb-2024
Grant Year	Performance Period	Weight	Units Eligible	Payout[1]	Weighted Payout	Banked Units	Forfeited Units	Shares Delivered (at vest)
2024	2024	15%	1,800	100%	15.0%	1,800	700	1,100
	2025	15%	1,800	120%	18.0%	2,160	840	1,320
	2026	15%	1,800	180%	27.0%	3,240	1,260	1,980
	2024-2026	55%	6,600	200%	110.0%	13,200	5,133	8,067
	Totals	100%	12,000		170.0%	20,400	7,933	12,467

B.	Company does not achieve at least Threshold Relative Shareholder Return for two Performance Periods

Hire Date:	1-Jan-2000				Retirement Date:		31-Dec-2025
Target Units Granted:	12,000				Grant Date:		21-Feb-2024

Grant Year	Performance Period	Weight	Units Eligible	Payout[1]	Weighted Payout	Banked Units	Forfeited Units	Shares Delivered (at vest)
2024	2024	15%	1,800	0%	0.0%	0	0	0
	2025	15%	1,800	60%	9.0%	1,080	420	660
	2026	15%	1,800	0%	0.0%	0	0	0
	2024-2026	55%	6,600	50%	27.5%	3,300	1,283	2,017
	Totals	100%	12,000		36.5%	4,380	1,703	2,677

Exhibit 10.4

Comparator Group (Performance Peer Group)

for initial Performance Period

(updated as set forth in Schedule A)

Name	Ticker	Industry
Advansix Inc.	ASIX	Commodity Chemicals
Alpha Metallurgical Resources Inc	AMR	Steel
Arcadium Lithium plc	ALTM	Lithium Chemicals
ATI Inc.	ATI	Steel
Balchem Corporation	BCPC	Specialty Chemicals
Carpenter Technology Corporation	CRS	Steel
Century Aluminum Company	CENX	Aluminum
Clearwater Paper Corporation	CLW	Paper Products
Compass Minerals International, Inc.	CMP	Diversified Metals & Mining
Hawkins, Inc.	HWKN	Commodity Chemicals
Haynes International, Inc.	HAYN	Steel
H.B. Fuller Company	FUL	Specialty Chemicals
Ingevity Corp	NGVT	Specialty Chemicals
Innospec Inc.	IOSP	Specialty Chemicals
Kaiser Aluminum Corporation	KALU	Aluminum
Koppers Holdings Inc.	KOP	Commodity Chemicals
Materion Corporation	MTRN	Diversified Metals & Mining
Mativ Holdings, Inc.	MATV	Commodity Chemicals
Mercer International Inc.	MERC	Paper Products
Myers Industries Inc	MYE	Metal, Glass & Plastic Containers
Minerals Technologies Inc.	MTX	Specialty Chemicals
Myers Industries, Inc.	MYE	Metal, Glass & Plastic Containers
O-I Glass, Inc.	OI	Metal, Glass & Plastic Containers
Olympic Steel, Inc.	ZEUS	Steel
Quaker Chemical Corporation	KWR	Specialty Chemicals
Sealed Air Corp	SEE	Paper & Plastic Packaging Products & Materials
Sensient Technologies Corp	SXT	Specialty Chemicals
Stepan Company	SCL	Specialty Chemicals
SunCoke Energy, Inc.	SXC	Steel
Sylvamo Corporation	SLVM	Paper Products
TimkenSteel Corporation	TMST	Steel
Warrior Met Coal, Inc.	HCC	Steel
Worthington Steel Inc	WS	Steel

Exhibit 10.4

COUNTRY APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO

PERFORMANCE AWARD STOCK UNIT AGREEMENT

This Country Appendix (“Appendix”) includes the following additional terms and conditions that govern the Grantee’s PSU Award for all Grantees that reside and/or work outside of the United States.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the PSUs vest, or Stock is delivered in settlement of the PSUs, or the Grantee sells any Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Affiliates, nor the Administrator is in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language.  The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the PSU Award, be drawn up in English. If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the PSU Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Compliance with Law.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any shares issuable upon settlement of the PSU prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Grantee understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  Further, the Grantee agrees that the

Exhibit 10.4

Company shall have unilateral authority to amend the Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

Insider Trading/Market Abuse.  The Grantee acknowledges that, depending on the Grantee’s or his or her broker's country or where the shares of Stock are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., PSUs) or rights linked to the value of shares of Stock (e.g., phantom awards, futures) during such times the Grantee is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Keep in mind third parties includes fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  The Grantee is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.

Exchange Control, Foreign Asset/Account and/or Tax Reporting.  Depending upon the country to which laws the Grantee is subject, the Grantee may have certain foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country of residence.  The Grantee’s country may require that the Grantee reports such accounts, assets or transactions to the applicable authorities in his or her country.  The Grantee also may be required to repatriate cash received from participating in the Plan to the Grantee’s country within a certain period of time after receipt.  The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.

Commercial Relationship.  The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Award grant does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted PSUs as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Grantee’s sole employer. Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Affiliate that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Affiliate that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Affiliate that employs the Grantee.

Private Placement.  The grant of the Award is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the PSU Award is not subject to the supervision of the local securities authorities.

Exhibit 10.4

Additional Acknowledgements.  The GRANTEE also acknowledges and agrees to the following:

●	The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
●	All decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company.
●	The future value of the underlying Stock is unknown, indeterminable and cannot be predicted with certainty.
●	The Award and the Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose and are not intended to replace any pension rights or compensation.
●	The Grantee’s participation in the Plan is voluntary.
●	No claim or entitlement to compensation or damages arises from the forfeiture of the Award or any of the PSUs, the termination of the Plan, or the diminution in value of the PSUs or Stock, and the Grantee irrevocably releases the Company, its Affiliates, the Administrator and their affiliates from any such claim that may arise.
●	The PSU and the Stock subject to the PSU, and the income and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
●	Unless otherwise agreed with the Company in writing, the PSUs and the Stock subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of the Company or its Affiliates.
●	Neither the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the PSUs or of any amounts due to the Grantee pursuant to the settlement of the PSUs or the subsequent sale of any Stock acquired upon settlement.
●	None of the Company, its Affiliates, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s PSUs, or the Grantee’s acquisition or sale of the Stock delivered in settlement of the PSUs. The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Exhibit 10.4

SWITZERLAND

Terms and Conditions

Employee Data Privacy. The following provisions replace Section 12 of the Agreement in its entirety:

The Company, with its address at 440 E. Swedesford Road, Suite 301, Wayne, PA 19087, USA, is the controller responsible for the processing of the Grantee’s personal data by the Company and the third parties noted below, and its representative in Italy for privacy purposes is A.P.I. Applicazioni Plastiche Industriali S.p.A. with its registered address at Via Dante Alighieri n. 27, 36065 Mussolente (VI) Italy.

(a)Data Collection and Usage. Pursuant to applicable data protection laws, the Grantee is hereby notified that the Company collects, processes and uses certain personally-identifiable information about the Grantee for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Stock or directorships held in the Company, and details of all Performance Award Stock Units, any other entitlement to shares of Stock awarded, canceled, exercised, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer (“Personal Data”). In granting the Performance Award Stock Units under the Plan, the Company will collect Personal Data for purposes of allocating shares of Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under the Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(b)Stock Plan Administration Service Provider. The Company transfers Personal Data to Merrill Lynch and its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Grantee to receive and trade shares of Stock. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Grantee’s ability to participate in the Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States or elsewhere throughout the world. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company's legal basis for the transfer of the Grantee’s Personal Data to the United States is to satisfy its contractual obligations under the terms and conditions of this Agreement.

(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal

Exhibit 10.4

Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s country. For example, the Grantee’s rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing of Personal Data, (v) lodge complaints with competent authorities in the Grantee’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee may contact his or her local partner or human resources representative.

Notifications

Securities Law Information.  Neither this document nor any other materials relating to the grant of PSUs (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or (c) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

***